EXHIBIT 4.1
REGISTRATION RIGHTS AGREEMENT
TERMINATION AGREEMENT
     This Registration Rights Agreement Termination Agreement (this “Agreement”) is made as of September 26, 2006, by and between NuVasive, Inc., a Delaware corporation (the “Company”), and Pearsalls Limited, a private limited company incorporated in England and Wales under registration number 0351227 (“Stockholder”).
     WHEREAS, the Company and Stockholder are parties to that certain Registration Rights Agreement dated as of August 4, 2005, (the “Rights Agreement”) entered into in connection with the purchase and sale of certain assets of Stockholder pursuant to that certain Asset Purchase Agreement, dated as of August 4, 2005 (the “Purchase Agreement”), by and among the Company, Stockholder and American Medical Instruments Holdings, Inc., a Delaware corporation (“Stockholder Parent”);
     WHEREAS, Stockholder Parent became a wholly-owned subsidiary of Angiotech Pharmaceuticals, Inc., a corporation incorporated in British Columbia (“Angiotech”), in March 2006;
     WHEREAS, the Company, Stockholder and Stockholder Parent have agreed to amend the Purchase Agreement pursuant to that certain Amendment No. 1 to Asset Purchase Agreement of even date herewith (the “Amendment”);
     WHEREAS, in connection with the Amendment, the Company and Stockholder have agreed to terminate the Rights Agreement in its entirety effective as of the date hereof; and
     WHEREAS, Section 8.12 of the Rights Agreement provides that the Rights Agreement may be amended, supplemented or discharged by an instrument in writing signed by the Company and Stockholder;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
     1. TERMINATION OF RIGHTS AGREEMENT. Pursuant to Section 8.12 of the Rights Agreement, the Rights Agreement is hereby terminated and shall be of no further force or effect, effective as of the date hereof.
     2. MUTUAL RELEASE. Except as may arise under or in connection with this Agreement, each of the Company and Stockholder, Stockholder Parent and Angiotech (with the Company as one “party” and Stockholder, Stockholder Parent and Angiotech, collectively, as the other “party” for purposes of this Section 2), hereby releases and forever discharges the other party and its predecessors, successors and assigns, employees, shareholders, partners, managing members, officers, directors, agents, subsidiaries, divisions and affiliates from any and all claims, causes of actions, suits, demands, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments whatsoever in law or in equity, whether known or unknown, arising out of or relating to the transactions undertaken pursuant to the Rights Agreement which any party hereto had, now has or which its heirs, executors, administrators, successors or assigns, or any of them, hereafter can, shall or may have, against such party or such party’s predecessors, successors and assigns, employees, shareholders, partners, managing members, officers, directors, agents, subsidiaries, divisions and affiliates, for or by reason of any cause, matter or thing whatsoever, whether arising prior to, on or after the date hereof.
     3. REPRESENTATIONS AND WARRANTIES. Each party hereto represents and warrants that (a) such party has the requisite power and authority to enter into and perform this Agreement, (b) the execution and performance of this Agreement has been duly authorized by all necessary action of such party, (c) this Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, and (d) such party has not assigned its rights or obligations under the Rights Agreement prior to the date hereof.
     4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy of this Agreement and any signatures hereon shall be considered as originals for all purposes.
     5. ENTIRE AGREEMENT. This Agreement and the Rights Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter thereof and hereof and supersedes all prior written agreements and negotiations and oral understandings, if any, pertaining to the subject matter thereof and hereof.
     6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles conflicts of law.
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     IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first above written.

COMPANY:

NUVASIVE, INC.

By:	/s/ Alexis V. Lukianov

Name:	Alexis V. Lukianov

Title:	Chairman and CEO

STOCKHOLDER:

PEARSALLS LIMITED

By:	/s/ K. Thomas Bailey

Name:	K. Thomas Bailey

Title:	President

ACKNOWLEDGEMENT AND AGREEMENT
     Each of the undersigned hereby acknowledges the termination of the Rights Agreement as set forth above and hereby agrees to the terms of the mutual release set forth in Section 2 above.

AMERICAN MEDICAL INSTRUMENTS HOLDINGS, INC.		ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ K. Thomas Bailey	By:	/s/ David Hall

Name:	K. Thomas Bailey	Name:	David Hall

Title:	President	Title:	COO

Date :	September 26, 2006	Date:	September 26, 2006

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